[DESCRIPTION]Report of 10f-3 Transactions
Securities Purchases in Underwritings Involving
Transactions with Donaldson, Lufkin, & Jenrette Securities Co
Subject to Rule 10f-3 Under the Investment Company Act of 1940
ALLIANCE REAL ESTATE INVESTMENT INSTITUTIONAL FUND

10f-3 TRANSACTIONS FOR THE PERIOD OCTOBER 1, 1997 THROUGH APRIL 30, 1998
                                                                         Total
                          Date     Shares            Price perPurchased bOffered Purchased                        Held
Security                  PurchasedPurchased         Share    Fund Group (000)   By Group  Broker(s)              04/30/98
Boston Properties         01/26/98 4,200             $35.13   848,700    20,000  4.24%     Goldman Sachs          8,700
Brandywine Realty         01/29/98 10,000            $24.00   120,000    10,000  1.20%     Smith Barney           24,800
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* Unless otherwise indicated, the securities were part of an issue registered under the Securities Act of 1933 and offered to the public.
**Indicates the puchase of an Eligible Rule 144A Security.
1) Purchases by all Alliance Funds, including the Fund, may not exceed: (a) if purchased in an offering than an Eligible Rule 144A Offering, 25% of the principal amount of the offering of such class; or (b) if purchased in an
Eligible Rule 144A Offering, 25% of the total of (i) the principal amount of the offering of such class sold by the underwriters or members of the selling syndicate to qualified institutional buyers, plus (ii) the principal amount of the offering of such class in any concurrent public offering.